EXHIBIT 99.1

Quovadx Reports Fourth Quarter and Full Year 2006 Financial Results

    GREENWOOD VILLAGE, Colo.--(BUSINESS WIRE)--March 8, 2007--Quovadx, Inc. (NASDAQ: QVDX), a global software and vertical solutions company, today announced financial results for the fourth quarter and full year ended December 31, 2006.

    For the fourth quarter of 2006, the Company reported:

    -- Total revenue of $22.6 million, up 11 percent sequentially and up five percent year over year;

    -- Software license revenue of $8.8 million, up 24 percent sequentially and up six percent year over year;

    -- Gross margin of 63 percent, up from 60 percent in the third quarter and 58 percent in the fourth quarter a year ago;

    -- Net loss of $4.0 million, or $0.10 per share, up from a third quarter loss of $9,000, or $0.00 per share, and year-ago net income of $0.4 million, or $0.01 per diluted share. Net loss for the fourth quarter of 2006 included $4.5 million, or $0.11 per share, of legal settlement expense, $0.4 million, or $0.01 per share, of share-based compensation expense and an income tax benefit of $0.6 million, or $0.01 per share.

    -- Earning before interest, taxes, depreciation and amortization, or EBITDA, of negative $2.4 million, compared to EBITDA of $2.6 million in the previous quarter and $2.8 million in the fourth quarter a year ago. EBITDA for the third and fourth quarters of 2006 also included the impacts of legal settlements, share based compensation and the fourth-quarter tax benefit.

    -- Cash provided by operations of $1.3 million, down from $3.1 million in the previous quarter and $3.1 million in the fourth quarter of 2005.

    -- Total cash, cash equivalents, investments and restricted cash as of December 31, 2006 of $30.6 million, in line with $30.6 million in the third quarter and down from $32.8 million a year ago; and

    -- Days sales outstanding (DSO) of 66, up from 48 in the third quarter and 62 in the fourth quarter of 2005. DSO was negatively impacted due to the delayed receipt of a $2.5 million payment from the Medical University of South Carolina. This payment was received in early January 2007.

    For full year 2006, the Company reported:

    -- Total revenue of $84.1 million, up one percent from $83.1 million a year ago;

    -- Software license revenue of $30.9 million, up four percent from $29.8 million a year ago;

    --  Gross margin of 60 percent, up from 56 percent in 2005;

    -- Net loss of $13.1 million, or $0.32 per share, compared to a net loss of $2.9 million, or $0.07 per share in 2005. Net loss for 2006 includes $10.4 million, or $0.25 per share, of legal settlement expense and $1.9 million, or $0.05 per share, of share-based compensation expense.

    -- EBITDA of negative $3.6 million, compared to EBITDA of $8.2 million a year ago. EBITDA for 2006 also included the impacts of the legal settlements and share based compensation.

    -- Cash provided by operations was $4.2 million, down from $10.6 million in 2005.

    Key drivers of revenue for the quarter included increased sales to new customers and the expansion of solutions to existing customers, especially in the Company's ISD and Rogue Wave divisions.

    "In 2006, we made continued progress against our operational objectives," said Harvey A. Wagner, president and chief executive officer of Quovadx. "We launched key new products in all three businesses. We added sales personnel and expanded our indirect sales channels by signing nine new partners to assist with sales of Rogue Wave(R) Hydra and by developing or expanding ISD partner relationships in Canada, China, Greece, South Africa, the U.K. and the U.S. We continued to invest in research and development to further strengthen our product offerings in order to meet customer needs. And finally, in the fourth quarter, we reached an agreement to settle the last of our legacy shareholder lawsuits.

    "Overall, I am pleased with our financial performance in 2006," Wagner continued. "Although our 2006 revenue growth was slower than expected, we delivered solid growth in the fourth quarter. We made the critical investments needed to support our growth initiatives and still improved gross margins, held losses well below expected limits, delivered positive cash from operations and ended the year with a cash balance of more than $30 million. Looking forward, we expect to continue to invest selectively in growth initiatives while remaining committed to our goal of achieving sustainable profitability in the second half of 2007," Wagner concluded.

    Business Division Highlights

    Integration Solutions Division (ISD)

    ISD provides clinical and financial interoperability solutions for hospitals, government entities, health plans and healthcare communities, designed to improve business process efficiency, meet patient safety and regulatory requirements and leverage existing technology infrastructure.

    ISD highlights for the fourth quarter of 2006 included the following:

    -- Sales to new customers, including CareSpark, a regional health information organization (RHIO) serving the central Appalachian region; Digichart, a leading provider of electronic medical records to OB-GYN practices nationwide; Provider Advantage, NW Inc., a technology services company offering reimbursement solutions for the healthcare industry; and others;

    -- Expanded or renewed sales to existing customers, including Capital Health Authority, one of the largest integrated health regions in Canada; Smart Systems for Health Agency, a Canadian agency tasked with creating an infrastructure to connect and support healthcare facilities in Ontario; and others;

    -- Sales to and through existing channel partners, both domestically and abroad, including CommerceWorks in Brussels; e.Novation Lifeline in the Netherlands; Health-Comm GmbH in Germany; and RxHub and others in the United States;

    -- New and expanded partner relationships, including a new reseller agreement with Chongqing Zhengda Software (Group) Co., Ltd. in China, as well as a new sub-distributor agreement via e.Novation Lifeline with Integrity in Greece;

    -- Successful development, as part of an Accenture-led team, of a fully integrated health information system prototype for the National Health Information Network (NHIN) demonstration project, sponsored by the U.S. Department of Health and Human Services; and

    -- The general availability release of enhanced versions of Cash Accelerator Suite and Screen Rejuvenator, a module of the Cloverleaf(R) Integration Suite; as well as new technology and service partnerships to enhance product offerings and extend distribution with 3M Technology and SureScripts.

    These and other initiatives enabled ISD to increase fourth-quarter revenue 15 percent sequentially and three percent year-over-year and to deliver fourth-quarter EBITDA of $3.3 million.

    CareScience Division

    The CareScience division provides quality improvement and care management services and analytical solutions to hospitals and health systems.

    CareScience highlights for the fourth quarter of 2006 included the following:

    -- New sales agreements with Tulsa Regional Medical Center, a member of the AHS Oklahoma Health system, and Union Memorial Hospital, one of the top specialty hospitals in Baltimore, MD;

    -- Multi-year renewal agreements for products and services with Cooper Health System, a leading provider of comprehensive health services and advanced medical technology in southern New Jersey; Bronson Medical Center, a healthcare system serving all of southwest Michigan and northern Indiana; and others;

    -- Service and product expansion agreements with current customers, including Banner Health, Phoenix AZ; Providence Health System, Portland OR; Trinity Health System, Brenham, TX; and others; and

    -- An agreement with The Leapfrog Group, a consortium of Fortune 500 companies and purchaser coalitions working together to drive patient safety improvements in hospitals. This agreement certifies CareScience as a qualified Leapfrog Core Measures Vendor.

    These and other initiatives enabled CareScience to deliver fourth quarter revenue of $3.8 million. Fourth quarter EBITDA was a negative $23,000.

    Rogue Wave Software Division

    The Rogue Wave Software division provides reusable software components and services for enterprise-class application development and high-performance Service Oriented Architecture (SOA).

    Rogue Wave Software highlights for the fourth quarter of 2006 included the following:

    -- Sales of Rogue Wave (R) SourcePro(R) C++ Suite to new and existing enterprise customers in the telecommunications, financial services and healthcare markets in both the U.S. and abroad. These sales continued to provide the majority of Rogue Wave Software's license revenue, while the division executes on initiatives to increase sales of its new Rogue Wave Hydra Suite and to continue to grow consulting revenue;

    -- Sales of Rogue Wave Hydra solutions and/or services, including an expanded agreement with an existing customer; a distribution agreement with seeMore Technologies, Ltd., a provider of innovative technology for Enterprise Information Integration (EII), and a new partner agreement with CIBER, an international system integration consultancy with annual revenue of approximately $1 billion; and

    -- Ongoing product development, including the general availability release of HydraSDO(TM) for XML, HydraSDO for Databases and Stingray(R) Studio 2006, as well as ongoing enhancements to the Host Access(R) product and the core Hydra suite.

    These and other initiatives enabled Rogue Wave Software to increase fourth-quarter revenue 10 percent sequentially and 12 percent year over year and to deliver fourth-quarter EBITDA of $2.7 million.

    Other Matters

    In the fourth quarter of 2006, the Company reached an agreement to settle a shareholder lawsuit captioned Special Situations Fund III, L.P. et al. v. Quovadx, Inc. Under the terms of this agreement, Quovadx agreed to pay $7.8 million in exchange for a release with prejudice of all related claims against the Company and individual defendants. Accordingly, the Company recorded an additional $4.5 million of legal settlement expense in the fourth quarter of 2006. The Company had previously recorded an initial estimate of $3.3 million for the legal settlement in its first quarter 2006 results. The Company paid the $7.8 million into the settlement fund in the first quarter of 2007. This agreement is subject to, among other things, final approval by the court.

    Also in 2006, the Company reached agreements in two other legacy class-action lawsuits, In re Quovadx, Inc. Derivative Litigation and Heller v. Quovadx, Inc. et al. The derivative litigation was settled for $0.6 million with final court approval in November 2006; the Company paid the settlement expense in November 2006. The Heller class action was settled for $9.0 million with final court approval in February 2007. The Company paid its $2.0 million share of the Heller settlement in the second quarter of 2006; the remaining $7.0 million was paid by insurance carriers.

    On September 29, 2006, the Company offered to enter into a settlement with the Securities and Exchange Commission (SEC) to settle the formal SEC investigation initiated April 12, 2004. The proposed settlement, if approved, would not involve any financial penalty. The Company's understanding is that the Staff of the Enforcement Division will recommend to the SEC that the proposed settlement be approved.

    As expected and previously disclosed, a five-year outsourcing agreement between Quovadx and the Medical University of South Carolina
(MUSC) expired on December 31, 2006.

    In August 2006, the Company announced that it had engaged First Albany Capital, LLC, to help it explore strategic alternatives to enhance shareholder value. The Company does not intend to update its process or disclose developments with respect to potential initiatives unless or until the Board of Directors has approved a specific transaction.

    Conference Call

    Quovadx will host a conference call today, March 8, 2007, at 3:00 PM MT/5:00 PM ET, which will be broadcast live over the Internet. Please visit the "Investors" section of the Company's Website at http://www.investors.quovadx.com and click on the Investor Events page. For those who cannot access the live broadcast, a replay of the presentation will be archived on the Web cast and Presentation page of the Investor Relations section of the Company's Website. In addition, an audio replay of the call will be available through March 15, 2007 by calling toll free at 888-286-8010 and entering pass code 30754297.

    Non-GAAP Financial Measures

    This press release contains "non-GAAP financial measure(s)" as defined in Item 10 of Regulation S-K of the Securities Exchange Act of 1934, as amended, including:

    -- EBITDA on a consolidated basis and for each division for the three months ended December 31, 2006, September 30, 2006 and December 31, 2005 and the twelve months ended December 31, 2006 and 2005;

    --  Days sales outstanding, or DSO, on December 31, 2006,
        September 30, 2006 and December 31, 2005.

    The Company believes these measures provide useful information to management and to investors; however, these "non-GAAP" measures should be viewed in addition to, and not as an alternative for, the Company's reported results prepared in accordance with Generally Accepted Accounting Principles in the United States ("GAAP"). A reconciliation of EBITDA, as compared to the most directly similar GAAP financial measure, is presented for each of the Company's three divisions in the table near the end of the press release that contains selected financial information for those divisions, and for the Company as a whole in a separate reconciliation table at the end of the press release. DSO is calculated as: net outstanding accounts and unbilled receivables at the end of the quarter divided by total revenue for the quarter, multiplied by 90.

    About Quovadx, Inc.

    Quovadx (Nasdaq: QVDX) offers software and services for system development, extension, integration and analysis to enterprise customers worldwide. Quovadx has three divisions, including the Integration Solutions division (ISD), which offers private and public healthcare organizations software infrastructure to facilitate system interoperability and leverage existing technology, the CareScience division, which provides care management and analytical solutions to hospitals and health systems, and the Rogue Wave Software division, which provides reusable software components and services for enterprise-class application development and high-performance SOA. Quovadx serves companies in the healthcare, financial services, telecommunication and public sectors. For more information, please visit http://www.quovadx.com.

    CARESCIENCE, and HYDRASDO are trademarks, and CLOVERLEAF, HOST ACCESS, QUOVADX, QUOVADX logo, ROGUE WAVE, SOURCEPRO and STINGRAY are registered trademarks or service marks of Quovadx, Inc. in the U.S. and/or select foreign countries. The absence of a trademark from this list does not constitute a waiver of Quovadx Inc.'s intellectual property rights concerning that trademark. All other company and product names mentioned may be trademarks of the companies with which they are associated.

    Cautionary Statement

    Certain forward-looking statements are included in this release, including statements relating to Company goals, growth strategy and future business opportunities. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect Quovadx management's current expectations regarding future events and operating performance, speak only as of the date of this release and include the Company's intention to invest in targeted growth initiatives while remaining committed to achieving sustainable profitability in 2007. Investors are cautioned that all forward-looking statements in this release involve risks and uncertainties that could cause actual results to differ materially from those referred to in the forward-looking statements. Such risks and uncertainties include: the outcome of the Company's review of strategic alternatives; the ability of Quovadx's business divisions to execute growth strategies; increased market competition; market acceptance of and demand for existing products; market acceptance and demand for new solutions in the process of being introduced, including Rogue Wave Hydra, CareScience Standards of Care and ISD's Intelligent Health Broker and related interoperability solutions; the Company's ability to replace revenue from the MUSC contract termination; longer-than expected sales cycles; the rate at which technology is adopted within the healthcare sector; the rate at which communities adopt and fund electronic health and medical records, computerized physician order entry systems, national provider ID initiatives and community-based health information exchange initiatives; the rate at which healthcare providers, payers and communities adopt and fund pay-for-performance initiatives; the rate at which software developers move away from C++ applications in favor of Java or other program-language applications; the Company's ability to successfully execute marketing plans and programs; the Company's success in maintaining and expanding current relationships, winning new customers and growing internationally; the Company's success with its partnership and channel-sales marketing strategy; the Company's ability to hit the market window for new technologies and solutions; the outcome of the Company's previously announced review of strategic alternatives; the Company's ability to attract and retain personnel while it is evaluating strategic alternatives; the final outcome of the ongoing SEC investigation and class action litigation settlement agreements; the Company's ability to manage and mitigate the liability it faces under privacy and security laws, regulations and contract requirements; and other risks. A full discussion of known risks and uncertainties is included in the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q as filed with the SEC, copies of which are available without charge from the Company. These filings are also available electronically through a link from the Quovadx Investor Relations Web page or from the SEC Web site at www.sec.gov under "Quovadx, Inc." If any of the events described in those filings were to occur, either alone or in combination, it is likely that the Company's ability to reach the results described in the forward-looking statements could be impaired and the Company's stock price could be adversely affected. Quovadx does not undertake any obligation to update or correct any forward-looking statements included in this release to reflect events or circumstances occurring after the date of this release.

Quovadx, Inc.
Condensed Consolidated Balance Sheets
(in thousands)



                                        December 31,    December 31,
                                            2006            2005
                                       --------------- ---------------

ASSETS
Current assets:
  Cash and cash equivalents                   $15,810         $17,806
  Short-term investments                       14,611          14,850
  Accounts receivable, net                     15,509          14,122
  Unbilled accounts receivable                  1,145             720
  Prepaid and other                             1,554           1,771
                                       --------------- ---------------
Total current assets                           48,629          49,269

  Property and equipment, net                   4,516           3,220
  Software, net                                 7,238           7,409
  Other intangible assets,net                  10,057          13,862
  Goodwill                                     46,724          46,724
  Restricted cash                                 135             175
  Other assets                                  4,675             484
                                       --------------- ---------------
Total assets                                 $121,974        $121,143
                                       =============== ===============

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable                             $4,160          $3,383
  Accrued liabilities                          17,602          11,175
  Deferred revenue                             17,083          17,601
                                       --------------- ---------------
Total current liabilities                      38,845          32,159

Long-term liabilities                           4,558             797
                                       --------------- ---------------

Total liabilities                              43,403          32,956

Commitments and contingencies

Stockholders' equity:
  Preferred stock, $.01 par value,
   5,000,000 shares authorized; no
   shares issued and outstanding                    -               -
  Common stock, $.01 par value;
   100,000,000 authorized and
   42,250,290 and 41,641,606 shares
   issued and outstanding,
   respectively                                   422             416
  Accumulated other comprehensive
   income (loss)                                  976            (199)
  Additional paid-in capital                  274,578         272,260
  Accumulated deficit                        (197,405)       (184,290)
                                       --------------- ---------------
Total stockholders' equity                     78,571          88,187
                                       --------------- ---------------
Total liabilities and stockholders'
 equity                                      $121,974        $121,143
                                       =============== ===============

Quovadx, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)



                            Three Months Ended    Twelve Months Ended
                               December 31,          December 31,
                           --------------------- ---------------------
                             2006       2005       2006       2005
                           ---------- ---------- ---------- ----------

Revenue:
  Software licenses           $8,780     $8,324    $30,908    $29,792
  Professional services        3,425      3,119     12,652     13,210
  Recurring services          10,410     10,199     40,560     40,101
                           ---------- ---------- ---------- ----------
     Total revenue            22,615     21,642     84,120     83,103

Cost of revenue:
  Software licenses            1,469      2,477      7,112      9,308
  Professional services        2,106      2,145      7,477      9,534
  Recurring services           4,741      4,486     19,267     18,027
                           ---------- ---------- ---------- ----------
     Total cost of revenue     8,316      9,108     33,856     36,869
                           ---------- ---------- ---------- ----------

        Gross profit          14,299     12,534     50,264     46,234
                           ---------- ---------- ---------- ----------

Operating expenses:
  Sales and marketing          6,568      5,079     21,709     17,364
  General and
   administrative              4,241      4,315     18,019     17,498
  Litigation Settlement        4,500          -     10,375          -
  Research and development     2,712      2,122     10,412     10,921
  Amortization of acquired
   intangibles                   943        961      3,805      3,850
                           ---------- ---------- ---------- ----------
     Total operating
      expenses                18,964     12,477     64,320     49,633
                           ---------- ---------- ---------- ----------
Income (loss) from
 operations                   (4,665)        57    (14,056)    (3,399)

  Other income (expense),
   net                             7         38       (160)       177
  Interest income, net           287        379      1,146        655
                           ---------- ---------- ---------- ----------
Income (loss) before
 income taxes and
 cumulative effect of
 accounting change            (4,371)       474    (13,070)    (2,567)
  Income tax (benefit)
   expense, net                 (341)        65         56        321
                           ---------- ---------- ---------- ----------
Loss before cumulative
 effect of accounting
 change                       (4,030)       409    (13,126)    (2,888)
  Cumulative effect of
   accounting change               -          -         11          -
                           ---------- ---------- ---------- ----------
Net income (loss)            $(4,030)      $409   $(13,115)   $(2,888)
                           ========== ========== ========== ==========

Net loss before cumulative
 effect of accounting
 change per common share -
 basic                        $(0.10)     $0.01     $(0.32)    $(0.07)
  Cumulative effect of
   accounting change               -          -       0.00          -
                           ---------- ---------- ---------- ----------
Net income (loss) per
 common share - basic         $(0.10)     $0.01     $(0.32)    $(0.07)
                           ========== ========== ========== ==========

Weighted average common
 shares outstanding           41,717     41,291     41,588     40,924
                           ========== ========== ========== ==========

Net income (loss) before
 cumulative effect of
 accounting change per
 common share - diluted       $(0.10)     $0.01     $(0.32)    $(0.07)
  Cumulative effect of
   accounting change               -          -       0.00          -
                           ---------- ---------- ---------- ----------
Net income (loss) per
 common share - diluted       $(0.10)     $0.01     $(0.32)    $(0.07)
                           ========== ========== ========== ==========

Shares used in computing
 net income (loss) per
 share - diluted              41,717     42,432     41,588     40,924
                           ========== ========== ========== ==========

Quovadx, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)


                            Three Months Ended    Twelve Months Ended
                               December 31,          December 31,
                           --------------------- ---------------------
                             2006       2005       2006       2005
                           --------------------- ---------------------
Cash flows from operating
 activities
Net income (loss)            $(4,030)      $409   $(13,115)   $(2,888)
Adjustments to reconcile
 net income (loss) to net
 cash provided by
 operating activities:
  Depreciation and
   amortization                1,284      1,720      6,769      7,570
  Amortization of acquired
   intangibles                   943        962      3,805      3,850
  Stock based compensation       410        150      1,945        472
  Recovery of losses on
   accounts receivable          (217)       (22)      (217)      (461)
  Loss on retirement of
   fixed assets                    7          -         86          -
  Change in assets and
   liabilities:
     Accounts receivable      (5,416)    (1,158)      (875)       220
     Unbilled accounts
      receivable                 (20)       130       (425)       474
     Prepaid and other        (1,599)       521     (3,469)     1,467
     Accounts payable            653        329        765       (120)
     Accrued liabilities       8,391      1,533      9,691      2,083
     Deferred revenue            936     (1,519)      (788)    (2,041)
                           --------------------- ---------- ----------
        Net cash provided
         by operating
         activities            1,342      3,055      4,172     10,626
                           --------------------- ---------- ----------

Cash flows from investing
 activities
  Purchase of property and
   equipment                    (813)      (401)    (3,491)    (1,277)
  Capitalized software        (1,084)      (970)    (4,478)    (1,508)
  Purchases of short-term
   investments               (13,693)   (29,418)   (56,443)   (38,240)
  Sales of short-term
   investments                13,593     29,415     56,682     29,415
                           --------------------- ---------- ----------
        Net cash used in
         investing
         activities           (1,997)    (1,374)    (7,730)   (11,610)
                           --------------------- ---------- ----------

Cash flows from financing
 activities
  Proceeds from issuance
   of common stock               143        486        413      1,275
                           --------------------- ---------- ----------
        Net cash provided
         by financing
         activities              143        486        413      1,275
                           --------------------- ---------- ----------

Effect of foreign exchange
 rate changes on cash            356       (510)     1,149     (1,307)
                           --------------------- ---------- ----------

Cash and cash equivalents
  Net (decrease) increase       (156)     1,657     (1,996)    (1,016)
  Beginning of period         15,966     16,149     17,806     18,822
                           --------------------- ---------- ----------
  End of period              $15,810    $17,806    $15,810    $17,806
                           ===================== ========== ==========

Short-term investments       $14,611    $14,850    $14,611    $14,850
Restricted cash                  135        175        135        175
                           --------------------- ---------- ----------
Total cash, cash
 equivalents, short-term
 investments and
 restricted cash             $30,556    $32,831    $30,556    $32,831
                           ===================== ========== ==========

Supplemental Disclosure of
 Non-Cash Investing
 Activity

Retirement of fixed assets
 - cost                         $809         $-    $12,369         $-
Retirement of fixed assets
 - accumulated
 depreciation                   (802)         -    (12,283)         -
                           ---------- ---------- ---------- ----------
Net retirements of fixed
 assets                           $7         $-        $86         $-
                           ========== ========== ========== ==========

Quovadx, Inc.
Selected Financial Information by Division
(in thousands)
(Unaudited)

                        -------- -------------------------------------
Integration Solutions    Total            Three Months Ended
 Division (ISD)           Year
                        -------- -------------------------------------
                         2006    12/31/06  9/30/06  6/30/06  3/31/06
                        -------- --------- -------- -------- ---------
Revenue:
Software license         $8,393    $2,984   $1,558   $1,866   $1,985
Professional services     5,125     1,409    1,550    1,003    1,163
Recurring services       26,110     6,745    6,545    6,171    6,649
                        -------- --------- -------- -------- ---------
Total revenue            39,628    11,138    9,653    9,040    9,797
Gross profit             18,139     6,217    4,427    3,677    3,818
Gross margin %               46%       56%      46%      41%      39%
                        -------- --------- -------- -------- ---------
Income from operations
 (1)                     $4,742    $2,736   $1,204     $424     $378
                        ======== ========= ======== ======== =========

Depreciation and
 amortization             4,116       572      984    1,308    1,252
                        -------- --------- -------- -------- ---------
EBITDA                   $8,858    $3,308   $2,188   $1,732   $1,630
                        ======== ========= ======== ======== =========

Capitalized Software
 Additions               $1,304      $248     $285     $440     $331
                        ======== ========= ======== ======== =========

CareScience Division

Revenue:
Software license         $5,976    $1,354   $1,499   $1,625   $1,498
Professional services     6,544     1,656    1,744    1,518    1,626
Recurring services        2,955       773      496      809      877
                        -------- --------- -------- -------- ---------
Total revenue            15,475     3,783    3,739    3,952    4,001
Gross profit              7,153     1,642    1,690    1,722    2,099
Gross margin %               46%       43%      45%      44%      52%
                        -------- --------- -------- -------- ---------
Income (loss) from
 operations (1)           $(108)    $(524)    $(32)   $(131)    $579
                        ======== ========= ======== ======== =========

Depreciation and
 amortization             1,861       501      472      438      451
                        -------- --------- -------- -------- ---------
EBITDA                   $1,753      $(23)    $440     $307   $1,030
                        ======== ========= ======== ======== =========

Capitalized Software
 Additions                 $944      $242     $329     $224     $149
                        ======== ========= ======== ======== =========

Rogue Wave Software
 Division

Revenue:
Software license        $16,539    $4,442   $4,021   $4,531   $3,545
Professional services       983       360      273      194      156
Recurring services       11,495     2,892    2,733    2,992    2,878
                        -------- --------- -------- -------- ---------
Total revenue            29,017     7,694    7,027    7,717    6,579
Gross profit             24,972     6,440    6,084    6,743    5,705
Gross margin %               86%       84%      87%      87%      87%
                        -------- --------- -------- -------- ---------
Income from operations
 (1)                     $8,770    $1,742   $2,283   $2,506   $2,239
                        ======== ========= ======== ======== =========

Depreciation and
 amortization             3,949       988    1,034    1,003      924
                        -------- --------- -------- -------- ---------
EBITDA                  $12,719    $2,730   $3,317   $3,509   $3,163
                        ======== ========= ======== ======== =========

Capitalized Software
 Additions               $2,230      $594     $571     $460     $605
                        ======== ========= ======== ======== =========


Quovadx, Inc.
Selected Financial Information by Division
(in thousands)
(Unaudited)

                        --------- ------------------------------------
Integration Solutions     Total            Three Months Ended
 Division (ISD)            Year
                        --------- ------------------------------------
                          2005    12/31/05  9/30/05  6/30/05  3/31/05
                        --------- --------- -------- -------- --------
Revenue:
Software license          $8,994    $3,193   $2,148   $1,641   $2,012
Professional services      6,132     1,301    1,384    1,511    1,936
Recurring services        24,140     6,316    5,943    6,029    5,852
                        --------- --------- -------- -------- --------
Total revenue             39,266    10,810    9,475    9,181    9,800
Gross profit              14,960     4,801    3,053    3,289    3,817
Gross margin %                38%       44%      32%      36%      39%
                        --------- --------- -------- -------- --------
Income from operations
 (1)                      $3,519    $2,210     $338     $344     $627
                        ========= ========= ======== ======== ========

Depreciation and
 amortization              5,257     1,182    1,259    1,472    1,344
                        --------- --------- -------- -------- --------
EBITDA                    $8,776    $3,392   $1,597   $1,816   $1,971
                        ========= ========= ======== ======== ========

Capitalized Software
 Additions                $1,155      $617     $239     $183     $116
                        ========= ========= ======== ======== ========

CareScience Division

Revenue:
Software license          $5,354    $1,426   $1,302   $1,317   $1,309
Professional services      6,022     1,581    1,403    1,593    1,445
Recurring services         4,066       939      877      974    1,276
                        --------- --------- -------- -------- --------
Total revenue             15,442     3,946    3,582    3,884    4,030
Gross profit               6,291     1,618    1,402    1,601    1,670
Gross margin %                41%       41%      39%      41%      41%
                        --------- --------- -------- -------- --------
Income (loss) from
 operations (1)             $(30)    $(158)    $(38)    $218     $(52)
                        ========= ========= ======== ======== ========

Depreciation and
 amortization              1,946       463      477      496      510
                        --------- --------- -------- -------- --------
EBITDA                    $1,916      $305     $439     $714     $458
                        ========= ========= ======== ======== ========

Capitalized Software
 Additions                    $-        $-       $-       $-       $-
                        ========= ========= ======== ======== ========

Rogue Wave Software
 Division

Revenue:
Software license         $15,444    $3,704   $3,944   $4,131   $3,665
Professional services      1,056       238      218      343      257
Recurring services        11,895     2,944    2,967    2,960    3,024
                        --------- --------- -------- -------- --------
Total revenue             28,395     6,886    7,129    7,434    6,946
Gross profit              24,983     6,115    6,310    6,597    5,961
Gross margin %                88%       89%      89%      89%      86%
                        --------- --------- -------- -------- --------
Income from operations
 (1)                      $9,404    $2,009   $2,631   $2,558   $2,206
                        ========= ========= ======== ======== ========

Depreciation and
 amortization              3,737       916      928      933      959
                        --------- --------- -------- -------- --------
EBITDA                   $13,141    $2,925   $3,559   $3,491   $3,165
                        ========= ========= ======== ======== ========

Capitalized Software
 Additions                  $353      $353       $-       $-       $-
                        ========= ========= ======== ======== ========


    (1) Does not include allocation of corporate overhead

Quovadx, Inc.
(in thousands)
(Unaudited)

EBITDA                    Three Months Ended       Twelve Months Ended
 Reconciliation                                        December 31,
                     ----------------------------- -------------------
                     Dec. 31,  Sept. 30, Dec. 31,
                        2006      2006      2005     2006      2005
                     --------- --------- --------- --------- ---------
Net income (loss)     $(4,030)       (9)     $409  $(13,115)  $(2,888)
Interest income          (287)     (237)     (379)   (1,146)     (655)
Depreciation &
 amortization           2,227     2,664     2,682    10,574    11,420
Income taxes             (341)      202        65        56       321
                     --------- --------- --------- --------- ---------
EBITDA                $(2,431)   $2,620    $2,777   $(3,631)   $8,198
                     ========= ========= ========= ========= =========

    CONTACT: Quovadx, Inc.
             INVESTOR CONTACT:
             Rebecca Winning, 720-554-1346
             rebecca.winning@quovadx.com
             or
             MEDIA CONTACT:
             Andrea Lashnits, 720-554-1246
             andrea.lashnits@quovadx.com